Exhibit 99.2

News Release

Contact:	Investors and Analysts: Karin Demler, CCA at (615) 263-3005
Media: Steve Owen at (615) 263-3107

CCA DECLARES REGULAR QUARTERLY DIVIDEND

•    DIVIDEND REFLECTS ADJUSTMENT FOR NEW SHARE ISSUANCE

Nashville, TN, May 16, 2013 – CCA (NYSE: CXW) (Corrections Corporation of America) announced today that its Board of Directors declared a regular quarterly dividend of $0.48 per share ($1.92 annually) to be paid on July 15, 2013 to shareholders of record as of the close of business on July 3, 2013.

CCA announced earlier today that it will be issuing approximately 13.88 million shares on May 20, 2013, in connection with the payment of the Company’s previously announced special dividend. On April 15, 2013, the Company paid a $0.53 per share regular quarterly dividend. The aggregate dollars that will be distributed with the July 15, 2013 dividend are consistent with the April 15 dividend payment. However, the July 15, 2013 per share amount is lower due to the increase in shares outstanding resulting from the special dividend.

ABOUT CCA

CCA is the nation’s largest owner of partnership correction and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. We operate 67 facilities, including 51 facilities that we own or control, with a total design capacity of approximately 92,500 beds in 20 states and the District of Columbia. CCA specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment.

FORWARD-LOOKING STATEMENTS

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) our ability to meet and maintain REIT qualification tests; (ii) general economic and market conditions, including the impact governmental budgets can have on our per diem rates, occupancy and overall utilization; (iii) the

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10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

availability of debt and equity financing on terms that are favorable to us; (iv) fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (v) our ability to obtain and maintain correctional facility management contracts, including as a result of sufficient governmental appropriations and as a result of inmate disturbances; (vi) changes in the privatization of the corrections and detention industry, the public acceptance of our services, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (vii) changes in government policy and in legislation and regulation of the corrections and detention industry, which may adversely affect our business, including the impact of the Budget Control Act of 2011 on federal corrections budgets, California’s utilization of out of state private correctional capacity, and the impact of any changes to immigration reform laws; and (viii) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions and material shortages, resulting in increased construction costs.

CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.

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